Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President Finance and Administration, CFO

Dyax Corp.

(617) 250-5733

ssg@dyax.com

Dyax Corp. Announces Fourth Quarter and Year End 2004

Financial Results

CAMBRIDGE, MA, February 22, 2005 – Dyax Corp. (Nasdaq: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2004.

Financial Results:

For the quarter ended December 31, 2004, the Company reported a net loss from continuing operations of $9.5 million or $0.31 per share, as compared to a net loss from continuing operations of $7.0 million or $0.28 per share for the comparable quarter of 2003.  For the year ended December 31, 2004, the Company reported a net loss from continuing operations of $33.1 million or $1.06 per share, as compared to a net loss from continuing operations of $24.5 million or $1.04 per share for the year ended December 31, 2003. Due to the sale in October 2003 of Dyax’s wholly owned subsidiary, Biotage LLC, all line items below refer to results for continuing operations and exclude the results of the discontinued Biotage operations and the gain on the disposition for all periods presented.

Revenues for fourth quarter ended December 31, 2004 decreased to $3.6 million as compared to $3.7 million for the same period in 2003.  Revenues for the year ended December 31, 2004 decreased to $16.6 million as compared to $16.9 million for the year ended December 31, 2003.  The decrease in revenue during 2004 is primarily due to a decrease of $1.7 million in funded research and development activities, largely offset by a $1.4 million increase in library licensing activities.

Net research and development expenses for the fourth quarter ended December 31, 2004 increased 64% to $6.9 million as compared to $4.2 million for the same period in 2003.  Net research and development expenses for the year ending December 31, 2004 increased approximately 17% to $29.0 million as compared to $24.8 million for the year ended December 31, 2003.  The increase in research and development expense for the year 2004 is due to increased headcount and associated personnel and occupancy costs primarily to support our discovery pipeline. Manufacturing costs associated with the DX-890 for CF program also increased as well as manufacturing, marketing and other external costs associated with the DX-88 for CABG program. These increases were offset by the cost of exercising a $1.0 million option to purchase the rights to DX-88 for on-pump, open-heart surgery and other surgical indications from Genzyme in 2003.  Our share of net research and development expenses related to the DX-88 program in hereditary angioedema (HAE), which are ultimately incurred by the Dyax-Genzyme LLC joint venture after reimbursement of each member for their portion of those expenses, are reflected as equity loss in joint venture.  Equity loss in joint venture increased from 2003 to 2004 due to an increase in clinical trial costs, ongoing pharmacology and toxicology studies, and an increase in manufacturing expenses.

As of December 31, 2004, Dyax had $57.1 million in cash, cash equivalents, and short term investments, exclusive of restricted cash (“net cash”), an increase of $20.6 million from December 31, 2003.  This increase is primarily due to the $46.8 million of net proceeds from issuances of common stock during the year. A January 2004 common stock offering realized net proceeds of $44.7 million, and an additional $2.1 million was from the issuance of common stock under employee stock purchase plan and exercise of stock options.

2005 Guidance:

Regarding Dyax’s financial outlook for the year 2005, Stephen S. Galliker, Executive Vice President Finance & Administration and Chief Financial Officer for Dyax commented, “We believe that existing cash and cash equivalents plus anticipated cash flow from product revenues and collaborations will be sufficient to support our current operating plans into 2006. We expect net cash consumption for the year 2005 to be approximately $30 million, as compared to cash consumption of approximately $29 million during 2004. This cash consumption during 2004 consisted of an increase in net cash of $20.6 million less the net proceeds of $44.7 million from the January 2004 common stock offering and the receipt of $5.0 million from an indemnity escrow from our 2003 sale of Biotage LLC.  We expect cash contributions during 2005 from our ongoing operations to be approximately equivalent to those during 2004, and we will continue to carefully manage our cash requirements.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss fourth quarter and year end 2004 financial results and company progress.  During this call, Henry Blair, Chairman, President and CEO of Dyax, will report on the year’s clinical, collaborative and discovery highlights.

Date:	Tuesday, February 22, 2005
Time:	10:00 a.m. EST
Telephone Access:	Domestic callers, dial 800-822-4794
International callers, dial 913-981-4912
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through March 22, 2005 and can be accessed by dialing 888-203-1112. International callers should dial 719-457-0820.  The replay passcode I.D. for all callers is 5743842.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with and emphasis on cancer and inflammatory indications. Dyax combines its proprietary drug discovery technology with its clinical development capabilities to advance antibody, small protein and peptide compounds.

DX-88 and DX-890 are recombinant small proteins discovered at Dyax that are currently in clinical development for their therapeutic potential in three separate indications.  In partnership with Genzyme Corporation, Dyax has successfully completed two Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A third Phase II trial is ongoing, and a Phase III trial is planned.  Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during on-pump open heart surgery (CABG procedures) and Phase II trials are planned.  Dyax’s partner for DX-890, Debiopharm SA, has completed Phase IIa trials of DX-890 for the treatment of cystic fibrosis (CF), and a Phase II trial is active. Both compounds have orphan drug designation in the US and EU for their lead indications, and DX-88 also has Fast Track designation in the US for the treatment of HAE.

Both DX-88 and DX-890 were identified using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages its technology broadly with over 75 revenue-generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its revenues, results of operations, financial position, research and development expenditures and programs, clinical trials, regulatory review and collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of  uncertainty associated with various factors, including the timing and results of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by or licensed to collaborators, its changing requirements and costs associated with planned development activities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulatory approvals for our products, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

- financial tables follow -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(In thousands, except per share data)

Product development and license fee revenues	$3,559	$3,722	$16,590	$16,853

Operating expenses:
Research and development	10,970	7,520	39,432	29,990
less: Research and development expenses reimbursed by joint venture	(4,070)	(3,302)	(10,408)	(5,203)
Equity loss in joint venture	2,283	2,243	5,988	2,243
General and administrative	3,891	3,970	14,451	13,205
Total operating expenses	13,074	10,431	49,463	40,235

Loss from operations	(9,515)	(6,709)	(32,873)	(23,382)
Other income (expense), net	(25)	(303)	(241)	(1,112)
Loss from continuing operations	(9,540)	(7,012)	(33,114)	(24,494)

Income from discontinued operations of Biotage LLC (including a $19.0 million gain on disposition in the 2003 periods)	—	18,211	—	17,079

Net (Loss) Income	$(9,540)	$11,199	$(33,114)	$(7,415)

Basic and diluted net loss per share
Loss from continuing operations	$(0.31)	$(0.28)	$(1.06)	$(1.04)
Income from discontinued operations of Biotage	$—	$0.74	$—	$0.73
Net (Loss) Income	$(0.31)	$0.45	$(1.06)	$(0.31)

Weighted average number of shares used in computing basic and diluted net loss per share	31,503,847	24,705,703	31,207,218	23,546,524

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	December 31, 2004	December 31, 2003
	(In thousands)
Cash and cash equivalents	$6,978	$36,508
Short term investments	50,163	—
Restricted cash	4,642	5,213
Working capital	46,832	27,219
Total assets	82,760	71,187
Stockholders’ equity	47,831	33,945

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